FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS FIRST QUARTER RESULTS;
BOARD CHAIRMAN LONGE TO ASSUME CEO RESPONSIBILITIES

NAPLES, Fla. April 24, 2008 – TIB Financial Corp. (NASDAQ: TIBB), parent company of TIB Bank, The Bank of Venice and Naples Capital Advisors, leading financial services providers serving the greater Naples, Bonita Springs and Fort Myers area, Highlands County, South Miami-Dade County, the Florida Keys and Sarasota County, today reported a net loss for the three months ended March 31, 2008 of $1.4 million compared to net income of $1.9 million for the first quarter of 2007. On a per share basis, the net loss was $0.11 for the 2008 quarter, compared to net income of $0.16 for the comparable 2007 quarter. As discussed in greater detail below, we are restructuring our indirect lending operations and during the first quarter we accelerated the resolution of nonperforming auto loans and the disposition of repossessed vehicles which resulted in: 1) net charge-offs of $1.7 million; 2) write-downs of $1.2 million of repossessed vehicles and related assets; and 3) other expenses of $0.5 million.

The company also reported that Chief Executive Officer’s responsibilities at the parent company will shift to Thomas J. Longe, Chairman of the Board, from Edward V. Lett, the Company’s current Chief Executive Officer following the upcoming April 29 annual meeting of shareholders. “This move will enable me to focus more time and energy on recovering from chemotherapy while continuing to participate in day-to-day activities at TIB,” said Lett, who will become Vice Chairman of the Company while retaining his title of President.

“TIB has deep management strength across the organization,” according to Longe. “As holding company CEO, I will continue to have daily support from Ed Lett and Chief Financial Officer Steve Gilhooly. Our subsidiaries are led by experienced Chief Executive Officers – Mike Carrigan, President and CEO of TIB Bank; Mack Wilcox, President and CEO of The Bank of Venice; and Michael Morris, President and CEO of Naples Capital Advisors. The respective companies each have strong senior management teams and we are quite confident the entire organization is well positioned to effectively execute our strategic objectives and daily tactics that are entirely focused on improving operating results and enhancing shareholder value. In the meantime, we all feel it is very important for Ed Lett to be able to slow down in order to spend more time on regaining his good health.”

Summarizing the first quarter’s results, Ed Lett said “while our results are disappointing, we have continued to proactively recognize issues when they arise and take appropriate and measured action relating to changes in credit risk in our portfolios. Increased delinquency and loan charge-offs significantly in excess of our historical experience arising from our concentration of indirect auto loans in southwest Florida, most specifically within the Fort Myers-Lee County area, has significantly impacted our financial performance. In response to this unfavorable development, we retained a nationally recognized financial services consulting firm to assist us in reviewing and evaluating our indirect auto lending operations. We have been working with this firm since the fourth quarter of 2007 and we are restructuring our management, lending, collections and vehicle disposition functions.”

In response to continued slowing economic activity and softening real estate values in our markets, the first quarter results include a provision for loan losses of $2.7 million, reflecting an increase in the reserve for loan losses to $15.9 million or 1.39% of loans at March 31, 2008.

TIB Financial also reported total assets of $1.51 billion as of March 31, 2008, representing 5% asset growth from December 31, 2007. Total loans increased 1% to $1.14 billion compared to $1.13 billion at December 31, 2007. Total deposits of $1.12 billion as of March 31, 2008 represent an increase of 7%, or $71.0 million, from $1.05 billion at December 31, 2007.

During the quarter we completed the acquisition of Naples Capital Advisors, Inc., introduced our integrated private banking and wealth management financial services, and applied for trust powers. We also completed a private placement of $10.1 million of our common stock.

TIB Financial’s results of operations during 2008 include the operations of The Bank of Venice and Naples Capital Advisors subsequent to their acquisitions on April 30, 2007 and January 2, 2008, respectively.

Detailed Financial Discussion
The net loss for the first quarter of 2008 compared to net income during first quarter of 2007 was due to the increased provision for loan losses, higher non-interest expenses, lower net interest income, a lower net interest margin and lower non-interest income excluding net gains on investment securities.

Our increased provision for loan losses results from the continued increase in our loan delinquencies and loan loss experience, reflecting the slowing economic activity in our market area. Appropriately, we again elevated certain quantitative and qualitative factors used in estimating our allowance for loan losses. Net charge-offs for the first quarter were $1.8 million and are comprised principally of $1.7 million of indirect auto loans. As of March 31, 2008, non-performing loans were $26.9 million or 2.4% of loans, an increase from the $16.1 million and 1.4% of loans as of December 31, 2007. As discussed last quarter and in our Form 10K for 2007, during February 2008, a $13.5 million commercial real estate loan financing a 24 acre, 7 developed commercial lot real estate project matured and was placed on non-accrual. The owners of the project currently do not have adequate financial resources to service the debt. The borrowers continue to market the property for sale and TIB Bank is pursuing collection of the loan.

The allowance for loan losses increased to $15.9 million, or 1.39% of total loans, reflecting the excess of our provision for loan losses over net charge-offs for the period. Net charge-offs during the quarter represented 0.63% of average loans on an annualized basis compared to 1.00% and 0.39% for the prior quarter and the first quarter of last year, respectively.

The tax equivalent net interest margin of 3.13% for the three months ended March 31, 2008 contracted in comparison with the 3.44% net interest margin reported during the fourth quarter of 2007, due to the higher level of nonperforming loans and assets and  a highly challenging interest rate environment with the prime rate declining 200 basis points during the quarter. Due to a high level of demand for liquidity in the global financial system and competitive pressures in our local markets, we have been unable to reduce the cost of our CDs and other interest rate sensitive funding sources as quickly and to the same magnitude as reductions in asset yields during the last two quarters. The contraction from 3.74% earned in the first quarter of 2007 was primarily due to the higher level of non-performing assets, the inclusion of the results of The Bank of Venice and the continued impact of the challenging interest rate environment and highly competitive deposit pricing.

Non-interest income was $2.5 million in the first quarter compared to $1.9 million in the first quarter last year. The increase is due primarily to gains recognized from the sale of investment securities, partially offset by lower fees on mortgage loans sold due to lower sales of residential loans in the secondary market and a greater proportion of our residential mortgage loan production being held in our portfolio.

During the first quarter of 2008, non-interest expense rose 31% to $13.0 million compared to $10.0 million for the first quarter of 2007. The increase reflects $1.7 million attributable to our indirect lending operation and its restructuring, $756,000 of operating costs for The Bank of Venice which was acquired April 30, 2007, $226,000 of valuation allowances recorded against other real estate owned and a $197,000 increase in FDIC deposit insurance.

During the first quarter of 2008, the Board of Directors of TIB Financial Corp. declared a quarterly cash dividend of $0.0625 per share on its common stock.  The cash dividend was paid on April 10, 2008 to all TIB Financial Corp. common shareholders of record as of March 31, 2008.  This dividend, when annualized, represents $0.25 per share. The Board of Directors will continue to evaluate the amount of our quarterly dividend and our dividend policy in light of current and expected trends in our financial performance and financial condition.

In August 2007, the Board authorized the repurchase of up to 400,000 shares of the Company's outstanding common stock. The Company did not repurchase any shares during the first quarter of 2008.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.5 billion in total assets and 20 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Venice and Sebring. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor with approximately $84 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The companies’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com,  www.bankofvenice.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Edward V. Lett, Chief Executive Officer and President at (239) 263-3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Quarter Ended
	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
Interest and dividend income	$22,922	$23,863	$23,549	$23,950	$23,379
Interest expense	12,066	12,513	12,263	12,068	11,877
NET INTEREST INCOME	10,856	11,350	11,286	11,882	11,502

Provision for loan losses	2,654	6,168	2,385	632	472

NON-INTEREST INCOME:
Service charges on deposit accounts	722	731	661	657	643
Fees on mortgage loans sold	232	220	287	406	533
Investment securities gain (loss), net	910	(5,660)	-	-	-
Investment advisory fees	125	-	-	-	-
Other income	472	439	1,195	547	703
Total non-interest income	2,461	(4,270)	2,143	1,610	1,879

NON-INTEREST EXPENSE:
Salaries & employee benefits	6,053	5,729	5,619	5,698	5,504
Net occupancy expense	2,014	2,052	2,041	1,977	1,909
Other expense	4,959	3,614	2,702	2,513	2,563
Total non-interest expense	13,026	11,395	10,362	10,188	9,976

Income (loss) before income taxes	(2,363)	(10,483)	682	2,672	2,933
Income tax expense (benefit)	(918)	(3,985)	188	960	1,062
NET INCOME (LOSS)	$(1,445)	$(6,498)	$494	$1,712	$1,871

BASIC EARNINGS (LOSS) PER SHARE:	$(0.11)	$(0.51)	$0.04	$0.14	$0.16

DILUTED EARNINGS (LOSS) PER SHARE:	$(0.11)	$(0.51)	$0.04	$0.14	$0.16

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	For the Quarter Ended
	March 31, 2008		December 31, 2007		September 30, 2007	June 30, 2007	March 31, 2007
Real estate mortgage loans:
Commercial	$624,557		$612,084		$604,286	$580,506	$561,267
Residential	128,191		112,138		110,055	109,034	80,188
Farmland	11,284		11,361		10,245	8,991	9,197
Construction and vacant land	159,377		168,595		150,808	153,917	155,421
Commercial and agricultural loans	70,170		72,076		70,847	73,426	71,382
Indirect auto dealer loans	112,163		117,439		127,219	131,078	136,892
Home equity loans	22,619		21,820		18,425	17,297	17,694
Other consumer loans	10,121		12,154		12,080	11,356	9,375
Total loans	$1,138,482		$1,127,667		$1,103,965	$1,085,605	$1,041,416

Gross loans	$1,139,993		$1,129,156		$1,105,597	$1,087,264	$1,042,991

Net loan charge-offs	$1,771		$2,808		$721	$394	$1,009
Allowance for loan losses	$15,856		$14,973		$11,613	$9,949	$9,044
Allowance for loan losses/total loans	1.39%		1.32%		1.05%	0.92%	0.87%
Non-performing loans[1]	$26,870		$16,086		$16,565	$4,401	$3,046
Allowance for loan losses/non-performing loans	59%		93%		70%	226%	297%
Non performing loans/gross loans	2.36%		1.42%		1.50%	0.40%	0.29%
Annualized net charge-offs/average loans	0.63%		1.00%		0.26%	0.15%	0.39%

Total interest-earning assets	$1,410,981		$1,345,795		$1,305,795	$1,265,143	$1,268,523
Other real estate owned	$4,495		$1,846		$186	$-	$-
Other repossessed assets	$1,964		$3,136		$2,773	$2,370	$2,341
Goodwill and intangibles, net of accumulated amortization	$8,594		$7,458		$7,448	$7,409	$847

Interest-bearing deposits:
NOW accounts	$180,610		$161,878		$136,892	$151,359	$145,216
Money market	180,207		176,900		185,789	198,760	188,220
Savings deposits	51,860		55,045		55,675	60,323	56,392
Time deposits	544,428		512,754		484,600	460,461	483,889
Non-interest bearing deposits	163,846		143,381		156,461	173,196	183,846
Total deposits	$1,120,951		$1,049,958		$1,019,417	$1,044,099	$1,057,563

Tax equivalent net interest margin	3.13%		3.44%		3.52%	3.73%	3.74%
Return (loss) on average assets	(0.39	) %	(1.83	) %	0.14%	0.50%	0.57%
Return (loss) on average equity	(5.83	) %	(26.17	) %	1.93%	7.03%	8.75%
Non-interest expense/tax equivalent net interest income and non-interest income	97.46%		159.06%		76.69%	75.06%	74.08%

Average diluted shares (basic for the quarters ended March 31, 2008 and December 31, 2007)	13,019,748		12,752,994		12,902,212	12,598,658	11,944,440
End of quarter shares outstanding	14,002,949		12,783,161		12,832,816	12,821,216	11,836,027
Total equity	$103,443		$96,240		$100,651	$102,270	$88,125
Book value per common share	$7.39		$7.53		$7.84	$7.98	$7.45
Total assets	$1,512,637		$1,444,739		$1,395,547	$1,358,773	$1,351,414

______
1 Non-performing loans include a loan of approximately $1.64 million which is fully guaranteed as to principal and interest by a U.S. government agency. We discontinued accruing interest on this loan during the fourth quarter of 2006 pursuant to a ruling made by the agency.

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended March 31, 2008			Quarter Ended March 31, 2007
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,137,388	$20,150	7.13%	$1,060,523	$20,959	8.01%
Investments	157,773	1,939	4.94%	134,666	1,690	5.09%
Interest bearing deposits	1,382	11	3.20%	591	8	5.49%
Federal Home Loan Bank stock	8,489	127	6.02%	7,711	112	5.89%
Fed funds sold and securities purchased under agreements to resell	94,276	744	3.17%	54,291	696	5.20%
Total interest earning assets	1,399,308	22,971	6.60%	1,257,782	23,465	7.57%
Non-interest earning assets	96,345			83,682
Total assets	$1,495,653			$1,341,464

Interest bearing liabilities:
NOW	$183,982	$1,117	2.44%	$149,865	$1,255	3.40%
Money market	179,081	1,424	3.20%	176,777	1,814	4.16%
Savings	51,009	180	1.42%	48,860	139	1.15%
Time	536,065	6,405	4.81%	513,335	6,321	4.99%
Total interest-bearing deposits	950,137	9,126	3.86%	888,837	9,529	4.35%
Short-term borrowings and FHLB advances	210,659	2,035	3.89%	148,371	1,668	4.56%
Long-term borrowings	63,000	905	5.78%	33,043	680	8.35%
Total interest bearing liabilities	1,223,796	12,066	3.97%	1,070,251	11,877	4.50%

Non-interest bearing deposits	153,579			165,187
Other liabilities	18,676			19,317
Shareholders’ equity	99,602			86,709
Total liabilities and shareholders’ equity	$1,495,653			$1,341,464

Net interest income and spread		$10,905	2.63%		$11,588	3.07%

Net interest margin			3.13%			3.74%

_______ * Presented on a fully tax equivalent basis

 TIB FINANCIAL CORP. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in thousands)

Nonaccrual loans are as follows:

	As of March 31, 2008		As of December 31, 2007
Loan Type	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance
Residential **	24	$5,000	13	$4,442
Commercial and agricultural	2	286	4	293
Commercial real estate	4	2,372	4	2,619
Residential land development	-	-	1	2,686
Commercial land development	2	13,840	-	-
Participations in residential loan pools **	-	-	9	1,246
Government guaranteed loan	1	1,641	1	1,641
Indirect auto-dealer, auto and consumer loans	272	3,731	238	3,159
		$26,870		$16,086

_______
**	Our ownership in the nine loan pools was exchanged for an equivalent value of 10 specific loans from the loan pools during the first quarter.

Impaired loans are as follows:

	March 31, 2008	December 31, 2007
Loans with no allocated allowance for loan losses	$5,783	$4,448
Loans with allocated allowance for loan losses	18,106	3,748
Total	$23,889	$8,196

Amount of the allowance for loan losses allocated	$2,274	$1,401

Nonaccrual Loan Activity (Other Than Indirect Auto and Consumer)
Nonaccrual loans at December 31, 2007	$12,927
Loans returned to accrual	(903)
Principal paid down on nonaccrual loans	(632)
Charge-offs	(76)
Loans foreclosed	(2,814)
Loans placed on nonaccrual	14,637
Nonaccrual loans at March 31, 2008	$23,139

OREO Activity
OREO as of December 31, 2007	$1,846
Real estate foreclosed	2,814
Other increases	61
Write-down of value	(226)
Property sold	-
OREO as of March 31, 2008	$4,495